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                                                              Exhibit (2)(a)(iv)

                      SCUDDER RREEF REAL ESTATE FUND, INC.

                             ARTICLES SUPPLEMENTARY

      SCUDDER RREEF REAL ESTATE FUND, INC., a Maryland corporation (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Under a power contained in Article V of charter of the Corporation (the "Charter"), the Board of Directors, or a duly authorized committee thereof, by duly adopted resolutions, has classified (a) 800 authorized and unissued shares (the "Additional Series A Shares") of preferred stock, par value $.01 per share (the "Preferred Stock"), of the Corporation as Series A Auction Preferred Stock (as designated in the Charter) and (b) 800 authorized and unissued shares (the "Additional Series B Shares") of Preferred Stock as Series B Auction Preferred Stock (as designated in the Charter), each such series having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as provided below:

      SECOND: All of the authorized Additional Series A Shares shall be subject in all respects to the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption applicable to shares of Series A Auction Preferred Stock set forth in the Fund's Charter; provided, however, that the Initial Dividend Period for such Additional Series A Shares shall be ____ days and the Applicable Rate for the Initial Dividend Period shall be determined pursuant to a resolution of the Pricing Committee.

      THIRD: All of the authorized Additional Series B Shares shall be subject in all respects to the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption applicable to shares of Series B Auction Preferred Stock set forth in the Fund's Charter; provided, however, that the Initial Dividend Period for such Additional Series B Shares shall be ____ days and the Applicable Rate for the Initial Dividend Period shall be determined pursuant to a resolution of the Pricing Committee.

      FOURTH: The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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                 IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be signed in its name and on its behalf by its Vice President and attested to by its Secretary on this 9th day of January 2004.


ATTEST:                                   SCUDDER RREEF REAL ESTATE FUND, INC.




/s/ John Millette                         By: /s/ Bruce Rosenblum     (SEAL)
-----------------------                       ------------------------
Secretary                                     Vice President










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